Exhibit 99.1

Moody’s Corporation Reports Results for Third Quarter 2008

  3Q08 revenue down 17% and operating expenses down 11%
  Reported 3Q08 EPS of $0.46 down 10%
  FY08 EPS guidance revised downward to $1.71 - $1.77, excluding the acquisition of Fermat International, legacy tax matters and 2007 restructuring adjustments

NEW YORK--(BUSINESS WIRE)--October 29, 2008--Moody’s Corporation (NYSE: MCO) today announced results for the third quarter 2008.

Summary of Results for Third Quarter 2008

Moody’s reported revenue of $433.4 million for the three months ended September 30, 2008, a decrease of 17% from $525.0 million for the same quarter of 2007. Operating income for the quarter was $189.8 million, a 24% decline from $250.5 million for the same period last year. Diluted earnings per share were $0.46 for the third quarter of 2008 and included a benefit of $0.01 related to legacy tax matters and 2007 restructuring adjustments. Excluding the impact of these items, diluted earnings per share declined 12% to $0.45 in 2008 versus $0.51 in 2007.

Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s, said, “Moody’s results in the third quarter were adversely impacted by the credit markets freeze, which worsened materially in mid-September. Since then, market conditions have eased only slightly and the pace of recovery remains uncertain.” Mr. McDaniel added, “Given these conditions, we will continue to develop areas of our business that produce recurring revenue and maintain our focus on cost management. In addition, we are revising our 2008 earnings guidance downward. We now expect full-year earnings per share to be in the range of $1.71 to $1.77, excluding legacy tax matters, 2007 restructuring adjustments, and dilution of $0.05 to $0.07 per share relating to our acquisition of Fermat International.”

Third Quarter Revenue

For Moody’s Corporation overall, global revenue declined 17% from the third quarter of 2007. Excluding favorable foreign exchange impacts, revenue declined 19%. U.S. revenue of $218.3 million for the third quarter of 2008 decreased 29% from the third quarter of 2007, while non-U.S. revenue of $215.1 million was about flat with the prior-year period. Non-U.S. revenue accounted for 50% of Moody’s total revenue for the quarter, up from 42% in the year-ago period.

Global revenue at Moody’s Investors Service (“MIS”) for the third quarter of 2008 was $296.8 million, a decrease of 27% from the prior-year period. Excluding the favorable impact of foreign currency translation, revenue declined 29%. U.S. revenue of $153.4 million for the third quarter of 2008 decreased 38% from the third quarter of 2007. Outside the U.S., revenue of $143.4 million, representing 48% of global MIS revenue, declined 10% from the year-ago period.

Within the ratings business, global structured finance revenue totaled $97.7 million for the third quarter of 2008, a decrease of 50% from a year earlier. U.S. structured finance revenue decreased 65%, driven by declines in issuance across all asset classes, led by weakness in residential mortgage-backed securities, commercial real estate finance and credit derivatives. Non-U.S. structured finance revenue decreased 25%, led by declines in commercial real estate finance and European credit derivatives.

Global corporate finance revenue of $75.0 million in the third quarter of 2008 declined 19% from the same quarter of 2007. Revenue in the U.S. declined 22% from the prior-year period. Outside the U.S., corporate finance revenue decreased 14%, led by declines in bank loan ratings and speculative-grade securities. Historically wide interest spreads caused investment-grade and speculative-grade issuers to delay transactions, resulting in reduced issuance.

Global financial institutions revenue of $64.4 million in the third quarter of 2008 increased 2% compared to the same quarter of 2007. Financial institutions revenue in the U.S. decreased 10% as declines in the insurance and finance and securities sectors more than offset growth in the banking and managed investments sectors. Outside the U.S., revenue increased 12% primarily due to greater issuance by European banks.

Global public, project and infrastructure finance revenue was $59.7 million for the third quarter of 2008, 11% higher than in the third quarter of 2007, reflecting strong double-digit percent growth in revenue from U.S. municipal ratings. Public, project and infrastructure finance revenue in the U.S. increased 3% over the prior-year period. Non-U.S. revenue rose over 30% with strong increases in project and infrastructure finance activity in the EMEA region, driven primarily by capital raising of European utilities.

Global Moody’s Analytics revenue for the third quarter of 2008 reached $136.6 million, up 14% from the same quarter of 2007. Excluding the impact of foreign currency translation, revenue increased 12%. U.S. revenue of $64.9 million for the third quarter of 2008 increased 7% from the third quarter of 2007. Outside the U.S., revenue increased by 20%, and represented 52% of total Moody’s Analytics revenue. The subscriptions, software and consulting business lines each delivered double-digit percent growth. Revenue from subscriptions rose to $118.6 million, contributing the majority of dollar growth.

Third Quarter Expenses

Third quarter 2008 operating expenses for Moody’s Corporation of $243.6 million were $30.9 million or 11% lower than in the prior-year period. Lower incentive and stock-based compensation expense positively impacted these results, as did cost reduction initiatives that began in late 2007. Third quarter 2008 non-operating expenses included benefits of approximately $5 million, or about $0.01 per share, primarily relating to the resolution of certain legacy tax matters. Moody’s operating margin for the third quarter of 2008 was 43.8%, 390 basis points lower than the prior-year period.

Third Quarter Effective Tax Rate

Moody’s effective tax rate was 38.6% for the third quarter of 2008, compared with 43.3% for the prior-year period. The decrease was due primarily to a larger portion of consolidated taxable income being generated from outside the U.S., which is taxed at a lower rate than the U.S. statutory rate, and the realization of credits and deductions available for U.S.-based manufacturing and research activities.

Year-to-Date Results

Moody’s Corporation revenue for the first nine months of 2008 totaled $1,351.7 million, a decrease of 23% from $1,754.1 million for the same period of 2007. Excluding the positive impact from foreign currency translation, global revenue declined 25 percent. Operating income of $622.8 million was down 32% from $918.9 million for the same period of 2007. Diluted earnings per share of $1.49 for the first nine months of 2008 included a benefit of $0.05 related to the resolution of certain legacy tax matters and 2007 restructuring adjustments. Excluding these items in both years, diluted earnings per share of $1.44 decreased 24% from $1.89 for the first nine months of 2007.

Revenue at Moody’s Investors Service totaled $950.8 million for the first nine months of 2008, a decrease of 32% from the prior-year period. Moody’s Analytics revenue rose to $400.9 million for the first nine months of 2008, up 16% from the first nine months of 2007.

Share Repurchases

During the third quarter of 2008, Moody’s repurchased 4.2 million shares at a total cost of $145 million and issued 394 thousand shares under employee stock-based compensation plans. Outstanding shares as of September 30, 2008 totaled 239.8 million, representing a 7% decrease from a year earlier. Third quarter share repurchases were funded primarily by free cash flow. At quarter-end, Moody’s had $1.4 billion of outstanding debt with additional debt capacity available of approximately $350 million. Additionally, as of September 30, 2008, Moody’s had $1.6 billion of share repurchase authority remaining under its current program.

Assumptions and Outlook for Full-Year 2008

Moody’s outlook for 2008 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer spending, residential mortgage borrowing and refinancing activity, securitization levels, capital markets issuance, and the impact of government-sponsored economic stabilization initiatives. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from our current outlook.

In light of very difficult conditions in the global debt markets and uncertainty as to the pace of recovery, we have revised our outlook downward for the full-year 2008. For Moody’s overall, the Company now expects full-year 2008 revenue to decline in the low-twenties percent range. This decline excludes any revenue relating to the acquisition of Fermat International (“Fermat”) and assumes foreign currency translation for the remainder of 2008 at current exchange rates.

We are maintaining our focus on expense management given our lower revenue expectations. As a result, full-year 2008 operating expenses are now expected to decline about 11% on an as-reported basis compared to full-year 2007. Excluding the $50 million restructuring charge in 2007, restructuring adjustments in 2008 and the Fermat acquisition, we now project full-year 2008 expenses to decline about 8% and the full-year 2008 operating margin to be in the low-forties percent range, down from our previous guidance of mid-forties percent, due primarily to lower revenue. The Company now projects full-year 2008 diluted earnings per share, excluding the above items and legacy tax matters, in the range of $1.71 to $1.77, versus our previous guidance range of $1.90 to $2.00.

For the global Moody’s Investors Service business, we now expect revenue for the full-year 2008 to decline in the low-thirties percent range, down from our previous guidance of a mid-twenties percent decline, in anticipation of poor market conditions for the remainder of the year. Within the U.S., we now project Moody’s Investors Service revenue to decrease in the low-forties percent range for the full-year 2008.

In the U.S. structured finance business, we now expect revenue for the year to decline in the mid-sixties percent range, reflecting significant declines across all asset classes, led by residential mortgage-backed securities, commercial real estate finance and credit derivatives ratings.

In the U.S. corporate finance business, we now expect revenue to decrease in the low-thirties percent range for the year, with weakness across all asset classes led by bank loan and speculative-grade bond ratings.

In the U.S. financial institutions sector, the Company now expects revenue to decline in the low- to mid-teens percent range. For the U.S. public, project and infrastructure finance sector, we now project 2008 revenue to be about flat with full year 2007.

Outside the U.S. we now expect Moody’s Investors Service revenue to decrease in the mid-teens percent range. Growth from rating financial institutions, as well as public, project and infrastructure finance, is expected to be more than offset by the decline in structured finance ratings revenue, as well as a decline in revenue from the corporate finance business.

For Moody’s Analytics, we now expect revenue growth in the low-double digit percent range, rather than low- to mid-teens, as weakness among financial institutions is leading to longer sales cycles and somewhat higher customer attrition. On a geographic basis, U.S. and non-U.S. growth are now projected to be in the high-single digit and mid-teens percent ranges, respectively. We now expect growth in the subscription business to be in the low-double digit percent range. In the software business, we expect revenue to be about flat compared with 2007. In the smaller consulting business, we continue to anticipate strong growth, reflecting sustained demand for professional services and credit training projects. While sales cycles are lengthening due to financial market uncertainty, robust demand continues for Moody’s expertise in credit education, risk modeling, and scorecard development. Our customers continue to value our expertise as they implement more sophisticated and comprehensive risk management processes and manage compliance with regulatory requirements.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to stable, transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, encompassing the growing array of Moody’s non-ratings businesses including Moody’s KMV, a provider of quantitative credit analysis tools, Moody's Economy.com, which provides economic research and data services, and Moody’s Wall Street Analytics, a provider of software for structured finance analytics. The Corporation, which reported revenue of $2.3 billion in 2007, employs approximately 3,600 people worldwide and maintains a presence in 29 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2008 and other forward-looking statements in this release are made as of October 29, 2008, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is and could continue to affect the volume of debt securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2008	2007	2008	2007
Amounts in millions, except per share amounts

Revenue	$433.4	$525.0	$1,351.7	$1,754.1

Expenses

Operating, selling, general and administrative expenses	230.8	262.9	687.7	804.2
Restructuring	(1.8)	-	(2.7)	-
Depreciation and amortization	14.6	11.6	43.9	31.0
Total expenses	243.6	274.5	728.9	835.2

Operating income	189.8	250.5	622.8	918.9

Interest and other non-operating (expense) income, net	(5.9)	(9.0)	(21.3)	5.5

Income before provision for income taxes	183.9	241.5	601.5	924.4

Provision for income taxes	70.9	104.6	232.6	350.2
Net income	$113.0	$136.9	$368.9	$574.2

Earnings per share
Basic	$0.47	$0.52	$1.51	$2.13
Diluted	$0.46	$0.51	$1.49	$2.08

Weighted average number of shares outstanding
Basic	241.3	262.2	244.4	269.8
Diluted	244.6	267.6	247.9	276.1

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Amounts in millions	2008	2007	2008	2007

Moody's Investors Service
Structured Finance	$97.7	$195.3	$319.0	$714.7
Corporate Finance	75.0	92.2	243.9	321.4
Financial Institutions	64.4	63.3	206.5	207.8
Public, Project and Infrastructure Finance	59.7	53.9	181.4	163.4
Intersegment royalty	15.8	14.2	47.5	40.7
Sub-total MIS	312.6	418.9	998.3	1,448.0
Eliminations	(15.8)	(14.2)	(47.5)	(40.7)
Total MIS	296.8	404.7	950.8	1,407.3

Moody's Analytics
Subscription	118.6	107.5	354.0	309.1
Software	11.1	8.2	30.1	25.8
Consulting	6.9	4.6	16.8	11.9
Total MA	136.6	120.3	400.9	346.8

Total consolidated revenue	$433.4	$525.0	$1,351.7	$1,754.1

Consolidated Revenue by Geographic Area

United States	$218.3	$306.9	$714.6	$1,084.6
International	215.1	218.1	637.1	669.5

Total consolidated revenue	$433.4	$525.0	$1,351.7	$1,754.1

Moody's Corporation
Summary Impact of Reorganization on Revenue

Amounts in millions	Three Months Ended September 30, 2007			Nine Months Ended September 30, 2007
	As Reported	Reclassifications (a)	2008 Adjusted Presentation	As Reported	Reclassifications (a)	2008 Adjusted Presentation

Structured finance	$200.8	$(5.5)	$195.3	$725.7	$(11.0)	$714.7
Corporate finance	105.1	(12.9)	92.2	360.9	(39.5)	321.4
Financial institutions	68.8	(5.5)	63.3	229.3	(21.5)	207.8
Public finance	30.0	(30.0)	-	91.4	(91.4)	-
Public, project and infrastructure finance	-	53.9	53.9	-	163.4	163.4
Total ratings revenue	404.7	-	404.7	1,407.3	-	1,407.3
Research revenue	83.2	(83.2)	-	236.2	(236.2)	-
Total Moody's Investors Service	487.9	(83.2)	404.7	1,643.5	(236.2)	1,407.3

Moody's KMV	37.1	(37.1)	-	110.6	(110.6)	-
Moody's Analytics	-	120.3	120.3	-	346.8	346.8

Total Moody's Corporation	$525.0	$-	$525.0	$1,754.1	$-	$1,754.1

(a) Reclassifications relate to the business reorganization announced in August 2007 which became effective in January 2008. It reflects the combination of the research business, previously classified in Moody's Investors Service, and Moody's KMV to form Moody Analytics. As part of the reorganization there were several realignments within the MIS lines of business. Sovereign and sub-sovereign ratings, which were previously part of financial institutions; infrastructure/utilities ratings, which were previously part of corporate finance; and project finance, which was previously part of structured finance, were combined with the public finance business to form a new line of business called public, project and infrastructure finance. In addition, real estate investment trust ratings were moved from financial institutions and corporate finance to the structured finance business. Furthermore, in August 2008 the global managed investments group moved from structured finance to the financial institutions business.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

2008 Forecast

Expected 2008 earnings per share - GAAP	$1.71 - $1.75

Adjustments:
Fermat International acquisition	$0.05 - $0.07	(a)
Legacy tax matters and restructuring adjustments	$(0.05)	(b)

Expected 2008 earnings per share - Non-GAAP	$1.71 - $1.77

Moody’s has included in the table above a reconciliation of its "non-GAAP" to GAAP full year forecast. Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported and forecasted results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s results. The table above shows Moody's full year 2008 EPS outlook, adjusted to reflect the following:

(a) To exclude the impact of the Fermat International acquisition made in the fourth quarter of 2008.

(b) To exclude benefits relating to the resolution of certain legacy tax matters and adjustments made in 2008 to the 2007 restructuring charge.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30, 2008				September 30, 2008
Amounts in millions, except per share amounts

				Non-GAAP				Non-GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures*	Reported	Adjustments		Measures*

Revenue	$433.4	$-		$433.4	$1,351.7	$-		$1,351.7

Expenses	243.6	1.8	(a)	245.4	728.9	2.7	(a)	731.6

Operating income	189.8	(1.8)		188.0	622.8	(2.7)		620.1

Interest and other non-operating income (expense), net	(5.9)	(4.6)	(b)	(10.5)	(21.3)	(13.3)	(b)	(34.6)

Income before provision for income taxes	183.9	(6.4)		177.5	601.5	(16.0)		585.5

Provision for income taxes	70.9	(2.5)	(c)	68.4	232.6	(3.7)	(c)	228.9

Net income	$113.0	$(3.9)		$109.1	$368.9	$(12.3)		$356.6

Basic earnings per share	$0.47			$0.45	$1.51			$1.46

Diluted earnings per share	$0.46			$0.45	$1.49			$1.44

* In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s results. The table above shows Moody's results for the three and nine months ended September 30, 2008, adjusted to reflect the following:

(a) To exclude adjustments made in 2008 relating to the 2007 restructuring charge.

(b) To exclude benefits relating to the resolution of certain legacy tax matters.

(c) To reflect the income tax impacts related to the adjustments described in notes (a) and (b) above.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Nine Months Ended
	September 30, 2007
Amounts in millions, except per share amounts

				Non-GAAP
	As			Financial
	Reported	Adjustments		Measures*

Revenue	$1,754.1	$-		$1,754.1

Expenses	835.2	-		835.2

Operating income	918.9	-		918.9

Interest and other non-operating income (expense), net	5.5	(31.9)	(a)	(26.4)

Income before provision for income taxes	924.4	(31.9)		892.5

Provision for income taxes	350.2	20.4	(a)	370.6

Net income	$574.2	$(52.3)		$521.9

Basic earnings per share	$2.13			$1.93

Diluted earnings per share	$2.08			$1.89

* In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s results. The table above shows Moody's results for the nine months ended September 30, 2007, adjusted to reflect the following:

(a) To exclude benefits relating to the resolution of certain legacy tax matters.

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	September 30, 2008	December 31, 2007
	Amounts in millions

Cash and cash equivalents	$438.6	$426.3
Short-term investments	7.2	14.7
Total current assets	896.2	989.1
Non-current assets	776.5	725.5
Total assets	1,672.7	1,714.6
Total current liabilities	1,227.2	1,349.2
Long-term debt	750.0	600.0
Other long-term liabilities	589.2	549.0
Shareholders' deficit	(893.7)	(783.6)
Total liabilities and shareholders' deficit	$1,672.7	$1,714.6

Shares outstanding	239.8	251.4

CONTACT:
Moody’s Corporation
Lisa Westlake
Vice President - Investor Relations
+1 (212) 553-7179
lisa.westlake@moodys.com